FOR IMMEDIATE RELEASE

SEACOR HOLDINGS ANNOUNCES RESULTS FOR THE
SECOND QUARTER ENDED JUNE 30, 2020

Fort Lauderdale, FL, July 27, 2020. SEACOR Holdings Inc. (NYSE:CKH) (the “Company”) today announced its results for the second quarter ended June 30, 2020:
•Net income attributable to stockholders for the quarter ended June 30, 2020 was $7.9 million ($0.39 per diluted share) compared with $14.6 million ($0.76 per diluted share) for the quarter ended June 30, 2019. The prior year quarter included $10.5 million ($0.53 per diluted share) of net mark-to-market gains on marketable securities.
•Operating income for the quarter ended June 30, 2020 was $13.7 million compared with $11.1 million for the quarter ended June 30, 2019.
•“Cash Earnings” for the quarter ended June 30, 2020 were $19.2 million compared with $32.9 million for the quarter ended June 30, 2019. "Cash Earnings" in the current year quarter is net of $7.5 million in cash income taxes, and "Cash Earnings" in the prior year quarter benefited from $13.3 million of unrealized mark-to-market gains on marketable securities.
The Company uses the non-GAAP financial measures "Cash Earnings" and OIBDA in this release; a reconciliation to their closest U.S. GAAP measure is included in "Use of non-GAAP Financial Measures" in this release.
Charles Fabrikant, Executive Chairman, commented on the quarter's results and impact of COVID-19 as follows:
"I am pleased that all of our businesses have continued to perform their essential services in the face of the unprecedented challenges presented by COVID-19. As I stated last quarter, our first and most important operational priority is, at all times and in all circumstances, the safety and well-being of our more than 2,000 employees and those with whom they interact, and, of course, also the environment.
We have begun to see an uptick in activity in some of our businesses that were adversely impacted. SEACOR Island Lines, our liner and logistics support for the Bahamas and Caribbean, began to experience increased demand in the last half of the quarter. Although activity is not back to pre-pandemic levels, it is considerably better than in April. I hope that the recent imposition of travel restrictions limiting access of American flights to the Bahamas does not constitute a setback. Waterman Logistics, our Government Services group, suffered from weaker demand following the U.S. military instituting a moratorium in late March on movements of cargo handled by vessels such as ours. Atypically, there were no cargo movements for our vessels during the entire quarter. We now see the military again shipping cargoes. Seabulk Towing, our harbor ship assist business, was also impacted due to the overall reduction of ship calls in its port network. Activity has improved modestly from mid-April but lags pre-COVID-19 levels. Our inland business performed better this year than last, even after adjusting for the sale of 39 barges. Another positive development was Witt O'Brien's expanding its business, playing a critical role helping over 60 governments, healthcare organizations, and educational institutions to access and deploy federal COVID-19 funds made available through the CARES Act and by FEMA. It has also been supporting our corporate clients worldwide as they manage their pandemic response. It is particularly gratifying that Witt O'Brien's practitioners are helping schools, hospitals and communities cope during these challenging times.
As a management team we continue to monitor the impacts of the pandemic on our operations and adjust as necessary to protect our long-term sustainability."
The "Operating Discussion" below is a comparison of results for the quarter ended June 30, 2020 with the prior year quarter ended June 30, 2019.

Operating Discussion
Ocean Transportation & Logistics Services - Operating income and OIBDA were $9.3 million and $19.6 million in the current year quarter compared with $19.1 million and $23.2 million, respectively. Operating results for SEACOR Island Lines, Waterman Logistics and Seabulk Towing were all negatively impacted by the COVID-19 pandemic.
Freight demand into the Bahamas and the Turks and Caicos saw a sharp decline in early April when "shelter in place" orders were in effect globally. In mid-May, freight demand began to rebound although activity remains below pre-pandemic levels. Waterman Logistics, experienced weaker demand following the U.S. military instituting a cargo moratorium. During the second quarter, there was no new U.S. military cargo movement. In addition, one of Waterman Logistics' PCTC's was dry-docked during the quarter. Harbor towing and bunkering also experienced a reduction in ship calls in its port network.
Operating results for SEA-Vista improved as there was no out-of-service time for its fleet. The improvement was offset by higher repair and maintenance costs and associated downtime for one of the Jones Act dry bulk carriers in advance of two consecutive relief aid voyage charters.
Inland Transportation & Logistics Services - Operating income and OIBDA were $8.4 million and $14.4 million, respectively, in the current year quarter compared with an operating loss of $1.5 million and OIBDA of $4.2 million in the prior year quarter. Operating income and OIBDA included gains on asset dispositions of $8.1 million and $0.3 million in the current year quarter and prior year quarter, respectively. Excluding gains on asset dispositions, operating income increased $2.2 million compared with the prior year quarter.
Operating income for the Company's terminals and fleeting locations was better primarily due to increased activity levels. In the prior year quarter, the St. Louis harbor was closed for 45 days due to flooding, a negative impact on both revenues and operating costs. Operating income for SEACOR AMH, the Company's container on barge operation, also improved primarily due to a reduction in barge logistics and stevedoring costs and savings related to the acquisition of two towboats, which replaced a chartered-in boat. Collectively, these service offerings had a positive incremental contribution of $3.8 million compared with the prior year quarter.
These increases were partially offset by lower operating income from bulk transportation activities. The dry-cargo barge pools continue to be impacted by lower demand for grain movements from continuing trade issues with China, and also depressed commodity prices and the option to take government subsidies, both of which are a disincentive to producers selling to commercial markets. Our international liquid tank barge operation was also hurt by COVID-19, moving less volumes due to a countrywide lockdown.
Witt O’Brien’s - Operating income and OIBDA were $2.8 million and $3.1 million in the current year quarter compared with $1.0 million and $1.2 million, respectively. The improvement was primarily due to lower reserves for bad debts and reduced headcount, which was more effectively utilized.
Capital Commitments - The Company’s capital commitments as of June 30, 2020 were $57.9 million and included four U.S.-flag harbor tugs, the Company's interest in two foreign-flag rail ferries, six inland river dry-cargo barges, one inland river towboat, other equipment and vessel and terminal improvements.
Liquidity and Debt - During the current year quarter, the Company repurchased $12.9 million in principal amount of its 2.5% Convertible Senior Notes for $10.9 million.
As of June 30, 2020, the Company’s balances of cash, cash equivalents, restricted cash, restricted cash equivalents, and marketable securities totaled $135.9 million. As of June 30, 2020, total outstanding debt was $284.5 million, and the Company had $225.0 million of borrowing capacity under its credit facilities.
Equity - As of June 30, 2020, the total shares outstanding were 20,339,641.
* * * * *
SEACOR Holdings Inc. (“SEACOR”) is a diversified holding company with interests in domestic and international transportation and logistics, crisis and emergency management, and clean fuel and power solutions. SEACOR is publicly traded on the New York Stock Exchange (NYSE) under the symbol CKH.

Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “plan,” “target,” “forecast” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements concern management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters. Forward-looking statements are inherently uncertain and subject to a variety of assumptions, risks and uncertainties that could cause actual results to differ materially from those anticipated or expected by management of the Company. These statements are not guarantees of future performance and actual events or results may differ significantly from these statements. Actual events or results are subject to significant known and unknown risks, uncertainties and other important factors, including risks relating to the COVID-19 pandemic, volatility the pandemic has caused in the capital markets and the effects it has had and could continue to have on the global economy, the potential impact of governmental responses to the pandemic on the Company's business, operations and personnel, financial condition, results of operations, cash flows and liquidity, risks relating to weakening demand for the Company’s services as a result of unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels, increased government legislation and regulation of the Company’s businesses that could increase the cost of operations, increased competition if the Jones Act is repealed, liability, legal fees and costs in connection with the provision of emergency response services, decreased demand for the Company’s services as a result of declines in the global economy or the COVID-19 pandemic, declines in valuations in the global financial markets and a lack of liquidity in the credit sectors, interest rate fluctuations, availability of credit, inflation rates, changes in laws, trade barriers, commodity prices and currency exchange fluctuations, activity in foreign countries and changes in foreign political, military and economic conditions, changes in foreign and domestic oil and gas exploration and production activity, safety record requirements related to Ocean Transportation & Logistics Services, decreased demand for Ocean Transportation & Logistics Services due to construction of additional refined petroleum product, natural gas or crude oil pipelines or due to decreased demand for refined petroleum products, crude oil or chemical products or a change in existing methods of delivery, compliance with U.S. and foreign government laws and regulations, including environmental laws and regulations and economic sanctions, the dependence of Ocean Transportation & Logistics Services and Inland Transportation & Logistics Services on several key customers, consolidation of the Company’s customer base, the ongoing need to replace aging vessels, industry fleet capacity, restrictions imposed by the Shipping Acts on the amount of foreign ownership of the Company’s Common Stock, operational risks of Ocean Transportation & Logistics Services and Inland Transportation & Logistics Services, effects of adverse weather conditions and seasonality, the level of grain export volume, the effect of fuel prices on barge towing costs, variability in freight rates for inland river barges, the effect of international economic and political factors on Inland Transportation & Logistics Services’ operations, the ability to realize anticipated benefits from acquisitions and other strategic transactions, adequacy of insurance coverage, the attraction and retention of qualified personnel by the Company, changes in U.S. and international trade policies and various other matters and factors, many of which are beyond the Company’s control as well as those discussed in Item 1A. (Risk Factors) of the Company’s Annual report on Form 10-K and other reports filed by the Company with the Securities and Exchange Commission (“SEC”). It should be understood that it is not possible to predict or identify all such factors. Consequently, the preceding should not be considered to be a complete discussion of all potential risks or uncertainties. Given these factors, investors and analysts should not place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. It is advisable, however, to consult any further disclosures the Company makes on related subjects in its filings with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (if any). These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.
For additional information, contact SEACOR at (954) 523-2200, e-mail SEACOR at communications@seacorholdings.com or visit SEACOR’s website at www.seacorholdings.com.

SEACOR HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share data, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Operating Revenues	$172,585	$197,023	$364,881	$406,547
Costs and Expenses:
Operating	126,178	142,871	272,206	289,982
Administrative and general	23,204	26,714	52,225	53,460
Depreciation and amortization	17,585	17,009	35,314	34,145
	166,967	186,594	359,745	377,587
Gains on Asset Dispositions, Net	8,198	677	8,582	1,114
Operating Income	13,816	11,106	13,718	30,074
Other Income (Expense):
Interest income	1,518	1,885	3,119	3,785
Interest expense	(4,179)	(4,903)	(8,649)	(10,016)
Debt extinguishment gains (losses), net	1,921	(503)	1,602	(1,296)
Marketable security gains (losses), net	(1,414)	13,284	(1,518)	16,352
Foreign currency gains (losses), net	1,743	(191)	(2,839)	214
Other, net	658	25	750	(619)
	247	9,597	(7,535)	8,420
Income Before Income Tax Expense (Benefit) and Equity in Losses of 50% or Less Owned Companies	14,063	20,703	6,183	38,494
Income Tax Expense (Benefit)	3,206	3,390	(10,936)	5,595
Income Before Equity in Losses of 50% or Less Owned Companies	10,857	17,313	17,119	32,899
Equity in Losses of 50% or Less Owned Companies, Net of Tax	(2,982)	(312)	(7,775)	(2,830)
Net Income	7,875	17,001	9,344	30,069
Net Income (Loss) Attributable to Noncontrolling Interests in Subsidiaries	(9)	2,448	(7)	7,783
Net Income Attributable to SEACOR Holdings Inc.	$7,884	$14,553	$9,351	$22,286

Basic Earnings Per Common Share of SEACOR Holdings Inc.	$0.39	$0.80	$0.47	$1.22

Diluted Earnings Per Common Share of SEACOR Holdings Inc.	$0.39	$0.76	$0.47	$1.17

Weighted Average Common Shares Outstanding:
Basic	19,980,830	18,288,879	19,965,637	18,260,876
Diluted	21,099,079	19,633,523	19,986,582	19,599,990

OIBDA(1)	$31,401	$28,115	$49,032	$64,219
OIBDA Attributable to SEACOR Holdings Inc.(1)	$31,401	$21,905	$49,032	$48,901
______________________
1.Non-GAAP Financial Measure. See explanation of use of non-GAAP financial measures included elsewhere in this release.

SEACOR HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(in thousands, except per share data, unaudited)

	Three Months Ended
	Jun. 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sep. 30, 2019	Jun. 30, 2019
Operating Revenues	$172,585	$192,296	$192,761	$200,658	$197,023
Costs and Expenses:
Operating	126,178	146,028	146,265	147,386	142,871
Administrative and general	23,204	29,021	27,134	24,923	26,714
Depreciation and amortization	17,585	17,729	17,451	16,975	17,009
	166,967	192,778	190,850	189,284	186,594
Gains on Asset Dispositions, Net	8,198	384	651	1,145	677
Operating Income (Loss)	13,816	(98)	2,562	12,519	11,106
Other Income (Expense):
Interest income	1,518	1,601	1,488	2,198	1,885
Interest expense	(4,179)	(4,470)	(4,401)	(4,816)	(4,903)
Debt extinguishment gains (losses), net	1,921	(319)	(171)	(777)	(503)
Marketable security gains (losses), net	(1,414)	(104)	1,898	144	13,284
Foreign currency gains (losses), net	1,743	(4,582)	1,351	(1,877)	(191)
Other, net	658	92	(20)	505	25
	247	(7,782)	145	(4,623)	9,597
Income (Loss) Before Income Tax Expense (Benefit) and Equity in Losses of 50% or Less Owned Companies	14,063	(7,880)	2,707	7,896	20,703
Income Tax Expense (Benefit)	3,206	(14,142)	2,817	1,417	3,390
Income (Loss) Before Equity in Losses of 50% or Less Owned Companies	10,857	6,262	(110)	6,479	17,313
Equity in Losses of 50% or Less Owned Companies, Net of Tax	(2,982)	(4,793)	(1,802)	(618)	(312)
Net Income (Loss)	7,875	1,469	(1,912)	5,861	17,001
Net Income (Loss) attributable to Noncontrolling Interests in Subsidiaries	(9)	2	5	(544)	2,448
Net Income (Loss) attributable to SEACOR Holdings Inc.	$7,884	$1,467	$(1,917)	$6,405	$14,553

Basic Earnings (Loss) Per Common Share of SEACOR Holdings Inc.	$0.39	$0.07	$(0.10)	$0.33	$0.80

Diluted Earnings (Loss) Per Common Share of SEACOR Holdings Inc.	$0.39	$0.07	$(0.10)	$0.32	$0.76

Weighted Average Common Shares Outstanding:
Basic	19,981	19,950	19,933	19,322	18,289
Diluted	21,099	19,994	19,933	20,739	19,634
Common Shares Outstanding at Period End	20,340	20,333	20,176	20,179	18,550

OIBDA(1)	$31,401	$17,631	$20,013	$29,494	$28,115
OIBDA attributable to SEACOR Holdings Inc.(1)	$31,401	$17,631	$20,013	$28,813	$21,905
______________________
1.Non-GAAP Financial Measure. See explanation of use of non-GAAP financial measures included elsewhere in this release.

SEACOR HOLDINGS INC.
SEGMENT INFORMATION
(in thousands, unaudited)

	Three Months Ended
	Jun. 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sep. 30, 2019	Jun. 30, 2019
Ocean Transportation & Logistics Services
Operating Revenues	$86,111	$106,115	$101,674	$102,661	$109,681
Costs and Expenses:
Operating	57,827	77,604	72,759	66,888	71,230
Administrative and general	8,780	10,744	11,190	9,404	9,423
Depreciation and amortization	10,270	10,282	10,228	10,191	10,230
	76,877	98,630	94,177	86,483	90,883
Gains on Asset Dispositions	113	9	121	804	349
Operating Income	9,347	7,494	7,618	16,982	19,147
Other Income (Expense):
Foreign currency gains (losses), net	83	(78)	52	(104)	1
Other, net	(18)	22	6	505	28
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	(1,426)	(1,357)	(1,238)	(242)	700
Segment Profit(1)	$7,986	$6,081	$6,438	$17,141	$19,876

OIBDA(2)	$19,617	$17,776	$17,846	$27,173	$29,377
OIBDA(2) attributable to stockholders	$19,617	$17,776	$17,846	$26,492	$23,167
Dry-docking expenditures for U.S.-flag petroleum and chemical carriers, dry bulk carriers and PCTC’s (included in operating costs and expenses)	$908	$7,816	$8,752	$4,310	$1,925
Out-of-service days for dry-dockings of U.S.-flag petroleum and chemical carriers, dry bulk carriers and PCTC’s	13	38	76	42	30
Dry-docking expenditures for all other vessels	$292	$1,704	$289	$1,783	$1,447

Inland Transportation & Logistics Services
Operating Revenues	$63,513	$61,311	$68,257	$72,020	$61,455
Costs and Expenses:
Operating	53,915	50,919	57,912	62,775	54,486
Administrative and general	3,292	3,488	3,324	3,327	3,133
Depreciation and amortization	6,016	6,212	6,144	5,694	5,699
	63,223	60,619	67,380	71,796	63,318
Gains on Asset Dispositions, Net	8,085	315	522	330	330
Operating Income (Loss)	8,375	1,007	1,399	554	(1,533)
Other Income (Expense):
Foreign currency gains (losses), net	1,653	(4,478)	1,249	(1,729)	(191)
Other, net	(3)	—	—	—	—
Equity in Losses of 50% or Less Owned Companies, Net of Tax	(701)	(3,376)	(2,346)	(1,084)	(618)
Segment Profit (Loss)(1)	$9,324	$(6,847)	$302	$(2,259)	$(2,342)

OIBDA(2)	$14,391	$7,219	$7,543	$6,248	$4,166

SEACOR HOLDINGS INC.
SEGMENT INFORMATION (continued)
(in thousands, unaudited)

	Three Months Ended
	Jun. 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sep. 30, 2019	Jun. 30, 2019
Witt O’Brien’s
Operating Revenues	$21,173	$22,506	$20,742	$24,345	$23,753
Costs and Expenses:
Operating	13,104	15,691	14,266	16,323	15,691
Administrative and general	4,961	7,679	7,008	5,718	6,831
Depreciation and amortization	356	259	210	210	209
	18,421	23,629	21,484	22,251	22,731
Gains on Asset Dispositions	—	—	8	10	—
Operating Income (Loss)	2,752	(1,123)	(734)	2,104	1,022
Other Income (Expense):
Foreign currency gains (losses), net	(9)	12	(1)	—	—
Other, net	—	70	(457)	(1)	(2)
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	256	(8)	333	764	(128)
Segment Profit (Loss)	$2,999	$(1,049)	$(859)	$2,867	$892

OIBDA(2)	$3,108	$(864)	$(524)	$2,314	$1,231

Other
Operating Revenues	$1,798	$2,399	$2,099	$1,635	$2,142
Costs and Expenses:
Operating	1,342	1,847	1,335	1,404	1,472
Administrative and general	877	1,124	967	846	837
Depreciation and amortization	615	619	499	501	493
	2,834	3,590	2,801	2,751	2,802
Gains (Losses) on Asset Dispositions	—	60	—	34	(2)
Operating Loss	(1,036)	(1,131)	(702)	(1,082)	(662)
Other Income (Expense):
Other, net	—	—	431	—	—
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	(1,111)	(52)	1,449	(56)	(266)
Segment Profit (Loss)(1)	$(2,147)	$(1,183)	$1,178	$(1,138)	$(928)

Corporate and Eliminations
Operating Revenues	$(10)	$(35)	$(11)	$(3)	$(8)
Costs and Expenses:
Operating	(10)	(33)	(7)	(4)	(8)
Administrative and general	5,294	5,986	4,645	5,628	6,490
Depreciation and amortization	328	357	370	379	378
	5,612	6,310	5,008	6,003	6,860
Losses on Asset Dispositions	—	—	—	(33)	—
Operating Loss	$(5,622)	$(6,345)	$(5,019)	$(6,039)	$(6,868)
Other Income (Expense):
Foreign currency gains (losses), net	$16	$(38)	$51	$(44)	$(1)
Other, net	679	—	—	1	(1)
______________________
1.Includes amounts attributable to both SEACOR and noncontrolling interests.
2.Non-GAAP Financial Measure. See explanation of use of non-GAAP financial measures included elsewhere in this release.

SEACOR HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	Jun. 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sep. 30, 2019	Jun. 30, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$128,389	$76,106	$77,222	$76,815	$138,757
Restricted cash and restricted cash equivalents	1,119	1,224	1,222	1,221	1,221
Marketable securities	6,418	7,832	7,936	6,038	39,368
Receivables:
Trade, net of allowance for doubtful accounts	179,350	192,350	194,022	199,013	164,964
Other	64,098	67,938	38,881	43,449	38,297
Inventories	3,668	4,050	5,255	5,224	5,293
Prepaid expenses and other	6,705	5,387	6,971	6,130	5,640
Total current assets	389,747	354,887	331,509	337,890	393,540
Property and Equipment:
Historical cost	1,439,245	1,441,509	1,442,382	1,424,907	1,416,084
Accumulated depreciation	(647,400)	(639,424)	(624,024)	(607,727)	(593,168)
Net property and equipment	791,845	802,085	818,358	817,180	822,916
Operating Lease Right-of-Use Assets	131,628	136,180	144,539	153,464	161,518
Investments, at Equity, and Advances to 50% or Less Owned Companies	152,228	151,568	157,108	154,968	155,645
Construction Reserve Funds	—	—	—	3,908	3,908
Goodwill	32,626	32,586	32,701	32,668	32,714
Intangible Assets, Net	21,990	22,952	20,996	21,884	22,773
Other Assets	8,718	8,615	7,761	8,284	10,376
	$1,528,782	$1,508,873	$1,512,972	$1,530,246	$1,603,390

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$44,819	$44,495	$58,854	$76,426	$78,301
Current portion of long-term operating lease liabilities	37,441	35,258	36,011	36,422	36,171
Current portion of other long-term financial liabilities	1,466	—	—	—	—
Accounts payable and accrued expenses	46,129	43,663	57,595	54,921	35,132
Other current liabilities	77,901	75,225	57,501	67,603	64,796
Total current liabilities	207,756	198,641	209,961	235,372	214,400
Long-Term Debt	239,698	254,272	255,612	241,408	234,445
Long-Term Operating Lease Liabilities	93,867	100,789	108,295	116,866	125,182
Other Long-Term Financial Liabilities	32,076	—	—	—	—
Deferred Income Taxes	113,586	123,054	105,661	103,489	99,938
Deferred Gains and Other Liabilities	19,320	19,103	20,929	20,463	20,768
Total liabilities	706,303	695,859	700,458	717,598	694,733
Equity:
SEACOR Holdings Inc. stockholders’ equity:
Preferred stock	—	—	—	—	—
Common stock	410	410	408	408	392
Additional paid-in capital	1,664,617	1,662,938	1,661,002	1,659,428	1,600,838
Retained earnings	526,457	518,573	517,106	519,023	512,618
Shares held in treasury, at cost	(1,366,787)	(1,366,787)	(1,365,792)	(1,365,594)	(1,366,432)
Accumulated other comprehensive loss, net of tax	(2,998)	(2,909)	(998)	(1,400)	(995)
	821,699	812,225	811,726	811,865	746,421
Noncontrolling interests in subsidiaries	780	789	788	783	162,236
Total equity	822,479	813,014	812,514	812,648	908,657
	$1,528,782	$1,508,873	$1,512,972	$1,530,246	$1,603,390

Use of non-GAAP Financial Measures
The information furnished in this release includes non-GAAP financial measures that differ from measures calculated in accordance with U.S. GAAP, including OIBDA and Cash Earnings.
The Company defines OIBDA as operating income (loss) plus depreciation and amortization. The Company includes maintenance and repair costs, including major overhauls and regulatory dry-dockings, and gains or losses (or impairments) on asset dispositions in OIBDA. The Company defines Cash Earnings as OIBDA further adjusted to exclude the amortization of non-cash deferred gains and amounts attributable to its minority partner in SEA-Vista as well as the gain or loss associated with marking-to-market securities held for investment, accrued net cash expense associated with interest on debt obligations, and the Company’s estimate of cash taxes. Other companies may calculate OIBDA and Cash Earnings differently than the Company, which may limit their usefulness as comparative measures. In addition, each of these measures does not necessarily represent funds available for discretionary use and are not measures of the Company’s ability to fund its cash needs. OIBDA and Cash Earnings are each financial metrics used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a criteria for annual incentive bonuses paid to Company officers and other shore-based employees; and (iii) to compare to the OIBDA and Cash Earnings of other companies when evaluating potential acquisitions. In addition, the Company believes Cash Earnings is meaningful to investors because it assists in evaluating the Company’s results of operations and net cash generated by business activities across previous and subsequent accounting periods and to better understand the long-term performance of the Company. The Company views OIBDA and Cash Earnings as measures of operating performance not liquidity.
The presentation of these non-GAAP financial measures is not intended to be considered in isolation from or as a substitute for the financial information prepared and presented in accordance with U.S. GAAP.
The following tables reconcile these non-GAAP measures to their most closely comparable U.S. GAAP measures (amounts in thousands, except per share data).

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
U.S. GAAP Measures
Net Income Attributable to Stockholders	$7,884	$14,553	$9,351	$22,286
Diluted Earnings Per Common Share(1)	$0.39	$0.76	$0.47	$1.17

Reconciliation of non-GAAP Financial Measures
Operating Income (U.S. GAAP)	$13,816	$11,106	$13,718	$30,074
(+) Depreciation and amortization	17,585	17,009	35,314	34,145
OIBDA(2)	31,401	28,115	49,032	64,219
(–) Amortization of deferred gains(3)	(330)	(330)	(661)	(661)
(–) OIBDA attributable to noncontrolling interests	—	(6,210)	—	(15,318)
(–) Cash interest paid, net(4)	(2,948)	(864)	(2,806)	(1,776)
(–) Income tax obligation	(7,521)	(1,112)	(7,766)	(3,192)
(+/–) Marketable security gains (losses), net	(1,414)	13,284	(1,518)	16,352
Cash Earnings (proxy for cash earned)	$19,188	$32,883	$36,281	$59,624
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1.Includes diluted earnings per common share of $0.53 and $0.66 for the three and six months ended June 30, 2019, respectively, related to marking-to-market the Company’s marketable security portfolio.
2.All references to OIBDA in this release are calculated in the same manner.
3.Included in gains on asset dispositions.
4.Amount is net of interest income, excludes capitalized interest, and is net of our partner’s portion of SEA-Vista net interest expense of $0.5 million and $1.1 million for the three and six months ended June 30, 2019, respectively.

SEACOR HOLDINGS INC.
FLEET COUNTS
(unaudited)

	Jun. 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sep. 30, 2019	Jun. 30, 2019
Ocean Transportation & Logistics Services
Bulk Transportation Services:
Petroleum and chemical carriers - U.S.-flag	9	9	9	9	9
Bulk carriers - U.S.-flag	2	2	2	2	2
Port & Infrastructure Services:
Harbor tugs - U.S.-flag	25	25	24	24	24
Harbor tugs - Foreign-flag	8	8	8	8	8
Offshore tug - U.S.-flag	1	1	1	1	1
Ocean liquid tank barges - U.S.-flag	5	5	5	5	5
Ocean liquid tank barges - Foreign-flag	1	1	1	1	1
Specialty vessels - Foreign-flag(1)	2	2	2	2	2
Logistics Services:
PCTC(2) - U.S.-flag	4	4	4	4	4
Short-sea container/RORO(3) vessels - Foreign-flag	8	8	8	8	9
RORO(3) & deck barges - U.S.-flag	7	7	7	7	7
Rail ferries - Foreign-flag	2	2	2	2	2
	74	74	73	73	74

Inland Transportation & Logistics Services
Bulk Transportation Services:
Dry-cargo barges	1,341	1,372	1,372	1,375	1,372
Liquid tank barges	20	20	20	20	20
Specialty barges(4)	5	5	5	5	5
Towboats:
4,000 hp - 6,600 hp	19	19	19	18	18
3,300 hp - 3,900 hp	3	3	3	3	3
Less than 3,300 hp	2	2	2	2	2
Port & Infrastructure Services:
Harbor boats:
1,100 hp - 2,000 hp	18	18	18	18	18
Less than 1,100 hp	6	6	6	6	6
Logistics Services:
Dry-cargo barges	35	35	35	32	35
Towboats:
Less than 3,300 hp	2	1	1	—	—
	1,451	1,481	1,481	1,479	1,479
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1.One line handling and one crew transport vessel.
2.Pure Car/Truck Carrier.
3.Roll On/Roll Off.
4.Includes non-certificated 10,000 and 30,000 barrel inland river liquid tank barges.